UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2016

UMED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

000-55030
(Commission File Number)

90-0893594
(IRS Employer Identification No.)

8851 Camp Bowie West Boulevard, Suite 240
Fort Worth, Texas 76116
(Address of principal executive offices)

(817) 346-6900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 6, 3016, the directors of the registrant, pursuant to Section 2.12 of the bylaws of the registrant amended the bylaws to provide that the number of directors of the registrant shall be seven.  Thereafter, pursuant to Section 2.15(b) of the bylaws of the registrant, the board of directors appointed Kevin Jones, Ransom Jones, D. Patrick Six and Raymond Wright as four additional directors of the registrant to join the three current directors of the registrant, Richard J. Halden, Randy Moseley, and T. Craig Takacs.  The newly appointed directors will hold office for the term for which elected and until their successors are elected and qualified or until their earlier death, resignation or removal.
A description of the business experience for each of the newly elected director of the registrant is set forth below.
Ransom B. Jones, the registrant's current Interim Chief Executive Officer, age 67, a resident of Frisco, Texas, has over 40 years of diverse business experience.  He is a retired partner of KPMG Peat Marwick and former Chief Financial Officer of two publicly traded corporations, Western Preferred Corporation and El Paso Refining, Inc.  He has also served as an officer of some of the largest and most prestigious global financial institutions including Goldman Sachs, Citicorp, ABN-AMRO Bank and AIG.  After resigning from AIG, Mr. Jones created a very successful small business for life insurance lending.  He graduated from the University of Texas at El Paso in 1971 with a BBA, Accounting.  Ransom B. Jones and Kevin Jones are brothers.
Kevin Jones, age 51, a resident of Fort Worth, Texas, founded All Commercial Floors in 1999 and is responsible for its overall operation.  Under his leadership ACF has grown from a two-person business in the corner of his garage to one of the largest and, we feel, one of the most respected commercial flooring companies in the country with offices throughout the United States, and with annual sales exceeding $40 million.  Today, ACF may well be considered the premier healthcare flooring contractor in the country, serving customers from Alaska to Florida, Maine to California and beyond.  ACF has also spread beyond the healthcare sector with expansion into the general commercial flooring sector with offices in key U.S. markets.  This has led to landmark projects at venues such as the Gaylord Texan, American Airlines Center, the University of Alabama and Cowboys Stadium.  We believe that no other flooring contractor in the country has the ability to reach any corner of North American continent with the skill and success of ACF.  Kevin has three daughters and lives with his wife, Chris, in Ft Worth, Texas.  He attended Texas Tech University in Lubbock, Texas.  Kevin Jones and Ransom B. Jones are brothers.
Raymond Wright, age 79, has served as the President of Greenway Innovative Energy, Inc. (a wholly-owned subsidiary of the registrant) since August 2012.  Mr. Wright was a co-founder of DFW Genesis in 2009, where he began working on the natural gas to liquid (GTL) process and worked through 2012, when he and Conrad Greer formed Greenway Innovative Energy, Inc. to continue working on the GTL process.  Previously, Mr. Wright worked with Dallas based Texas Instruments (TI) operations he managed and opened up new markets for (TI) in England.  He developed and built a materials manufacturing facility for TI's European operation and introduced TI's Light Sensor technology in Europe.
D. Patrick Six, age 63, has served as a Vice-President of Greenway Innovative Energy, Inc. since May 2011.  He has also provided consulting serves to the registrant, since May 2011.  He has been in the oil and gas industry for 37 years as an independent operator of oil and gas properties both as an owner and consultant.  He received a BBA in marketing from Texas Tech University in Lubbock, Texas.
There is no plan, contract or arrangement (whether or not written) to which a newly elected director is a party or in which he participates that is entered into or material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.  If any such compensatory plan, contract or arrangement is materially amended or modified, or a material grant or award under any such plan, contract or arrangement to any such person is made or materially modified, then the registrant shall provide a brief description of the terms and conditions of the plan, contract or arrangement and the amounts payable to the persons thereunder.
There was no arrangement or understanding between the new director and any other persons, naming such persons, pursuant to which such director was selected as a director.
There has not been any determination on which committees of the registrant, the newly elected directors will serve.
Item 9.01 Financial Statements and Exhibits.
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
UMED Holdings, Inc.
(Registrant)

Date: March 18, 2016.	By:	/s/Randy Moseley
	Name:	Randy Moseley
	Title:	Chief Financial Officer